Exhibit 4.109

Zhengjin (Fujian) Precious Metal Investment Co., Ltd

Zhengjin (Tianjin) Precious Metal Management Co., Ltd

And

Du Shihong

Bai Xuefeng

Regarding

Precious Metals Business

Strategic Cooperation Framework Agreement

December, 2013

Cooperation Framework Agreement

This Cooperation Framework Agreement ("Agreement") is entered into on December 23, 2013 in Beijing, China by and among the following Parties (individually as “Party” and collectively as "Parties" hereinafter):

Party A: Zhengjin (Fujian) Precious Metal Investment Co., Ltd

Authorized Representative: Ma Yong

Address: C-205, Zhengda Plaza, No.18, Wuyi Middle Road, Gulou District, Fuzhou, Fujian Province (Royal Park Tower 1101-A08)

Zhengjin (Tianjin) Precious Metal Management Co., Ltd

Authorized Representative: Ma Yong

Domicile: Room 28-1-2044, Business Park (West Zone), Central Avenue, Tianjin Airport Economic Area

(collectively as “Party A”)

Party B:

Du Shihong

ID Card No.: 522128197901011557

Bai Xuefeng

ID Card No.: 230302197501066811

(collectively as “Party B”)

WHEREAS,

(1) Zhengjin (Fujian) Precious Metals Investment Co., Ltd, of Party A, is a member (No.029) of Comprehensive Category of Haixi Commodity Exchange, and is qualified to carry out nationwide electronic transaction of spot products and delayed delivery of spot products listed at Haixi Commodity Exchange;

(2) Zhengjin (Tianjin) Precious Metal Management Co., Ltd, of Party A, is a member (No.212) of Comprehensive Category of Tianjin Precious Metals Exchange, and is qualified to carry out transaction of spot products and delayed delivery of spot products listed at precious metals transaction platform;

(3) Party B and the team led by Party B have abundant resources of investors, rich experience in investment consultation, and full R&D and marketing ability in the business of precious metals;

(4) The Parties have entered into a Cooperation Agreement on March 1, 2013, whereby Party A delegates Party B to provide the management, consultation, planning and promotion service, and the Parties agreed on their rights, obligations and profit sharing percentage;

(5) The Parties now intend to expand the scope of cooperation, adjust the method of cooperation, and enhance a closer strategic partnership in a way of "equity joint venture + contractual joint venture".

NOW, THEREFORE, the Parties hereby enter into the following terms and conditions through friendly consultation:

Article 1 Scope and Form of Cooperation

1.1 Scope of Cooperation

Party A will transfer a part of its equity interest to Party B. Two companies composed of Party A are collectively referred to as "Licensed Company".

The Parties hereby understand that Party B will subsequently establish a limited partnership respectively and then assign their rights and obligations hereunder to these two partnerships. The partnerships will continue to cooperate with Party A, but Party B will still be employed by Party A and its affiliates.

The Parties will pool in their respective advantageous resources in the precious metals business, and will carry out nationwide precious metals business in the name of an entity subordinated to a listed company.

1.2 Form of Cooperation

Agree to expand the scope of cooperation, adjust the method of cooperation, and enhance a closer strategic partnership in a way of "equity joint venture + contractual joint venture". The details are described as follows:

(1) Party B will enter into a cooperation agreement with Party A, and provide such services as management, consultation, planning, promotion and marketing to the Licensed Companies in accordance with the Cooperation Agreement, and obtain the agreed percentage profit (the percentage of profit sharing is stipulated in Article 3 hereof).

(2) Party B will acquire 5% equity interest in each Licensed Company at total nominal price of RMB 1.00, by means of equity assignment; of which,

with respect to the equity interest acquired by Party B, it will be distributed between Du Shihong and Bai Xuefeng at 6:4.

(3) Party B is not required to pay contribution for the working capital and deposit of the Licensed Companies. However, if any or several Licensed Companies arrange capital increase in future, Party B shall pay actual contribution to the extent of its equity interest acquired according to the preceding paragraph, and the fund required for its portion of capital increase shall be raised by Party B.

Article 2 Operation Conditions and Principles

2.1 Operation Conditions

In order to carry out the precious metals business, the Parties shall contribute the following resources:

2.1.1 Party A or its affiliate shall contribute the following resources or satisfy the following conditions:

(1) Each Licensed Company and its license for precious metals business; for avoidance of doubt, the precious metals business teams under the existing investment consulting business of Party A's affiliate (including Shenzhen, Chongqing and Shanghai teams that are engaging in the business at Haixi Precious Metals Exchange) will not participate in the business cooperation hereunder. If any of the teams or its investment consulting team becomes a member of precious metals exchange with an independent brand and carry out precious metals business, it shall not be deemed as Party A's violation of this Agreement. During the transition period before the team mentioned above becomes an independent member, the team will continue engaging in the business at Haixi Commodity Exchange.

(2) In 2014, Party A shall coordinate the exclusive cooperation between www.jrj.com, www.stockstar.com and the Licensed Companies in precious metals business, and the Licensed Companies may promote the business in the name of strategic partner of both websites. The Parties hereby confirm that, in 2014, the Licensed Companies are not required to pay additional fee for the business promotion on both websites. However, the Parties understand that the websites mentioned above may appropriately promote the existing cooperation business of Henghui (Tianjin) Precious Metals Management Co., Ltd., as well as the precious metals business teams of Party A with investment consulting business and the business at Haixi Commodity Exchange. The Parties will renew this Agreement through consultation in the last month of the previous year, with respect to the terms and conditions of cooperation among the Licensed Companies, www.jrj.com and www.stockstar.com in the previous metal business for the subsequent years.

2.1.2 Party B shall contribute the following resources or satisfy the following conditions:

(1) Transfer and integrate their respective resources in precious metals business (including but not limited to manpower, data, equipment and other resources) into the Licensed Companies;

(2) From the date of this Agreement, neither Party B nor their affiliates may engage in any business competing with the Licensed Companies, except for performance of their obligations hereunder;

(3) Shall procure all their employees to be transferred to the Licensed Companies to take all efforts to the Licensed Companies, and strictly comply with the non-competition obligation from the date of this Agreement;

(4) Without prior written consent of Party A, Party B shall not assign, sell, pledge or otherwise dispose of its equity interest in any Licensed Company to any third party.

2.2 Execution and Exit Mechanism

2.21 The Parties hereby confirm and agree that this Agreement shall become effective as of March 1, 2014. The Cooperation Agreement entered into by and between Yin Tong Zheng Hua Investment Consulting Co., Ltd, represented by Party B, and Party A on March 1, 2013 will not be renewed when it expires on February 28, 2014, but Party A shall continue to pay the amounts that were earned by Yin Tong Zheng Hua Investment Consulting Co., Ltd during the term of the Cooperation Agreement but have not been paid by Party A.

2.2.2 After Party B has acquired the equity interest in the Licensed Companies according to Paragraph (2), Article 1.2, if the business cooperation between the Parties hereunder is terminated within five years due to any reason of Party B, the equity interest held by Party B in the Licensed Company shall be unconditionally assigned to the original holder of the equity interest or the assignee designated by the Licensed Company ("Equity Repurchase"), at the repurchase price of RMB 1.00. In case of Equity Repurchase, the dividends vested in Party B and the profit distributions obtainable by Party B hereunder before the Equity Repurchase shall still be effective, and Party B may demand the Licensed Company to pay the due and outstanding dividends and profit distributions.  If the business operation hereunder is terminated within five years due to any reason of Party A, the provision of Equity Repurchase mentioned above shall not apply.

If the business cooperation between both Parties hereunder has persisted for five years, Party B may at its own discretion assign its equity interest in the Licensed Company at its determined price. In that case, Party A and its affiliates are not entitled to repurchase the equity interest at the conditions of Equity Repurchase mentioned above, but Party A may have the preemptive right to purchase the equity interest under the equivalent conditions.

ARTICLE 3 DISTRIBUTION OF PROFITS

The profit sharing among Party B, Party A and Party A's affiliates shall be subject to the following provisions:

3.1 Amount of Profit Percentage

For each year as from March 1, 2014, the amount of percentage profit obtained by Party B ("Annual Percentage Profit") shall be equal to 5% of the consolidated net profit of the Licensed Companies in the year; of which, with respect to the percentage profit received by Party B, it will be distributed between Du Shihong and Bai Xuefeng at 6:4.

The Parties hereby agree that the percentage profit shall be calculated by the Licensed Companies on a monthly basis, and paid on or before the 15th day of the next month; however, for the percentage profit of the last two months of a year, it shall be calculated at the end of the last month of the year, and paid in the first month of the next year.

3.2 Share of Profits Between Shareholders

During the term of this Agreement, with respect to the distributable profit of the Licensed Companies, Party B may receive the distribution according to their equity proportion in the Licensed Companies. The specific distribution arrangement shall be determined by the board of directors of the Licensed Companies. For avoidance of doubt, Party B are not entitled to the accumulated undistributed profit of the Licensed Companies and the Joint Venture accrued before March 1, 2014, and the undistributed profit shall belong to the original shareholders of the said companies.

ARTICLE 4 CONFIDENTIALITY

Each Party shall take appropriate measures to strictly keep confidentiality of all materials and information relating to execution and performance of this Agreement, and shall not disclose such materials or information to any third party (other than the professional institutions employed with the consent of the Parties and the government authorities) without the written consent of the other Parties. Each Party shall procure its employees to keep confidentiality of the trade secrets of the other Parties received or accessed to during the performance of this Agreement, and no employee of any Party may use such confidential information for any purpose other than the cooperation projects or disclose such confidential information during his performance of duties without the consent of the other Parties.

ARTICLE 5 BREACH AND LIABILITIES

If any Party ("Breaching party") fails to perform, fulfill or properly perform any obligation under this Agreement, or violates any provision hereof (including but not limited to any representation, warranty or undertaking hereunder), whether by action or inaction, it shall be deemed as a breach. Any Party shall be entitled to the compensation for its direct losses resulting the breach of the non-breaching party. Such damages and losses shall include all direct losses incurred or resulting from the breach of the non-breaching party, such as damages, expenditures, expenses, costs and liabilities, etc. However, such compensation shall be limited to the losses foreseen or should have been foreseen by the non-breaching party when this Agreement is executed.

ARTICLE 6 GOVERNING LAW AND DISPUTE SETTLEMENT

6.1 Governing Law

The formation, performance and interpretation of this Agreement shall be governed by the currently effective laws of China.

6.2 Dispute Settlement

6.2.1 Any dispute or claim arising from or in connection with the interpretation, breach, termination or validity of this Agreement shall be first settled by the Parties through friendly consultation. In case of any dispute, a Party shall immediately negotiate with the other Party upon receiving a written request from any other Party for consultation. If the dispute is settled through consultation, the representatives of the Parties in consultation shall sign a written agreement, and both parties hereto agree and undertake to effectuate and comply with such agreement.

6.2.2 If no settlement can be reached through consultation within thirty (30) days, either Party may submit the dispute to Beijing Arbitration Commission for arbitration in Beijing according to its arbitration rules. The award of the arbitration tribunal is final and binding upon the Parties. Any Party may apply to the competent court for enforcement of the award.

6.2 Survival The dispute settlement provision of Article 7.2 shall survive after termination of this Agreement.

ARTICLE 7 MISCELLANEOUS

7.1 Effectiveness

7.1.1 This Agreement shall become effective as of being duly executed by the authorized representatives of the Parties. The effective date hereof shall be the date when this Agreement is duly executed.

7.1.2 The purpose of this Agreement is to set forth the principles in respect of the Transactions accepted by the Parties. The Parties shall negotiate and execute certain specific legal documents relating to the Transaction according to the principles set forth herein.

7.1.3 Such specific legal documents executed by the Parties in the future shall not go beyond the framework of principles set forth herein. Any term or condition of any specific legal document conflicts with the provisions hereof shall be invalid.

7.2 Supplemental Agreement

7.2.1 If the Parties decide to establish a new precious metals company in Guangzhou ("Guangzhou Company") due to business need and become a qualified member of Guangdong Precious Metals Exchange to carry out business, the Parties will execute a supplemental agreement accordingly. Party B's equity interest in Guangzhou Company shall be stipulated in accordance with the relevant provisions of this Agreement, and Party B is not pay contribution to the registered capital of Guangzhou Company.

7.2.2 During the term of this Agreement, if Party A or its affiliate establishes a new company in Shanghai and become a qualified member of Haixi Commodity Exchange, the cooperation terms and conditions set forth herein shall also apply.

7.3 Amendment

Any amendment, supplementation or change to this Agreement shall not be valid and binding unless the same is agreed and signed by the authorized representatives of the Parties in written.

7.4 Counterparts

This Agreement shall be made in four (4) originals, two (2) for each Party and each being of same authenticity.

(SIGNATURE PAGE, NO TEXT CONTAINED IN THIS PAGE)

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and in the place indicated first above.

Zhengjin (Fujian) Precious Metal Investment Co., Ltd

(Official Seal)

Authorized Representative (Signature): Ma Yong

Zhengjin (Tianjin) Precious Metal Management Co., Ltd

(Official Seal)

Authorized Representative (Signature): Ma Yong

Party B (Signature):

Du Shihong (Signature)

Bai Xuefeng (Signature)